EXHIBIT 10.1

ROBERT HALF INTERNATIONAL INC.

STOCK INCENTIVE PLAN

RESTRICTED SHARE AGREEMENT

This restricted share agreement (“Agreement”) is made and entered into as of ________, 20__, (the “Grant Date”), between Robert Half International Inc., a Delaware corporation (the “Company”), and _________ (“Participant”). Capitalized terms not defined herein shall have the meanings assigned to them in the Company’s Stock Incentive Plan (the “Plan”), a copy of which Participant represents, warrants, and acknowledges having received and reviewed. Participant also represents, warrants, and acknowledges having received and reviewed a copy of the Plan prospectus and the documents incorporated therein by reference. The Plan is incorporated by reference into this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Shares. Pursuant to the Plan, the Company hereby issues to Participant, and Participant hereby receives from the Company, an award consisting of _________ Restricted Shares on the terms and conditions set forth herein and in the Plan (the “Restricted Share Award”).

2. Vesting. The Restricted Share Award shall vest as follows: _______________ , assuming the Participant continues to provide Service to the Company during that period or as otherwise provided by the Plan or Section 3 hereof. The Restricted Shares are subject to Section 6(e) of the Plan to the extent they have not vested and shall be held in escrow by the Company until they have vested and the Participant has satisfied all applicable tax withholding obligations as provided in Section 6 below. In addition, any dividends paid in Shares with respect to unvested Restricted Shares by reason of Section 6(d) of the Plan or any Shares to which the Participant may be entitled by reason of application of Section 16 of the Plan to the unvested Restricted Shares shall, in each case, be subject to the same terms and conditions as are applicable to the unvested Restricted Shares under this Agreement and the Plan.

3. Accelerated Vesting. Notwithstanding Section 2 hereof, the Restricted Share Award shall vest as provided from time to time by any other agreement between Participant and the Company or as provided by Section 3(b)(xv), Section 14 or Section 15 of the Plan, and in such case, the vesting date for any portion of the Restricted Share Award that vests under such circumstances shall be the date such portion of the award vests.

4. Performance Condition. The Restricted Share Award shall be subject to the Performance Condition(s), including the adjustment provisions thereof, as determined by the Compensation Committee (the “Committee”) in accordance with the Plan and as further set forth in Appendix 1.

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5. Withholding Taxes. Participant hereby represents and acknowledges that (i) on each date that the Restricted Share Award vests, minimum withholding taxes become due, (ii) payment of such minimum withholding taxes to the Company is the responsibility of Participant and (iii) payment of such withholding taxes may require a significant cash outlay by Participant. The Company shall not be required to release any Restricted Shares from escrow or to recognize any purported sale or other transfer of Restricted Shares until such obligations are satisfied. Subject to the Company’s discretion and in compliance with applicable laws, these obligations may be satisfied by the Company retaining a number of Restricted Shares that would otherwise be released to Participant issued under this Restricted Share Award that the Company determines has a Fair Market Value sufficient to meet the tax withholding obligations (determined using a rate of up to the maximum statutory rate in the applicable jurisdictions), including but not limited to withholding with respect to income and/or employment taxes on this Restricted Share Award, including any stock-settled dividend equivalent rights paid with respect to any Restricted Shares underlying this Restricted Share Award. Subject to the Company’s discretion and in compliance with applicable laws, these obligations may also be satisfied by other methods including, but not limited to: (a) through a “same day sale” commitment from the Participant and a FINRA Dealer meeting the requirements of the Company’s “same day sale” procedures, (b) having the Company withhold amounts from amounts otherwise payable to the Participant under the Company’s payroll system, to which Participant expressly consents, and (c) any other methods approved by the Company and not in conflict with either the Plan or applicable law. Notwithstanding the foregoing, if (1) the Participant is an officer of the Company within the meaning of Rule 16(a)-1(f) promulgated under the Exchange Act, unless otherwise agreed to by the Company and the Participant, or (2) the Participant does not make other arrangements with the Company prior to the time that Restricted Shares become vested, these tax withholding obligations will be satisfied by the Company retaining a number of Restricted Shares that would otherwise be issued under this Restricted Share Award that the Company determines has a Fair Market Value sufficient to meet the tax withholding obligations (determined as the minimum statutory rate in the applicable jurisdictions), including but not limited to withholding with respect to income and/or employment taxes on this Restricted Share Award, including any stock-settled dividend equivalent rights paid with respect to any Restricted Shares underlying this Restricted Share Award.

The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with this Restricted Share Award, regardless of any action the Company takes or any transaction pursuant to this Agreement with respect to any tax withholding obligations that arise in connection with this Restricted Share Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting, release from escrow or settlement of this Restricted Share Award or the subsequent sale of any of the Restricted Shares underlying the Restricted Share Award that vest. The Company does not commit and is under no obligation to structure this Restricted Share Award to reduce or eliminate the Participant’s tax liability or to ensure that the tax withholding is sufficient to satisfy entirely the Participant’s tax liability arising from this Restricted Share Award.

6. Payment of Taxes. The Company shall notify the Participant or, if applicable, Participant’s estate, as to the amount of minimum withholding taxes required to be withheld by the Company as a result of the vesting of the Restricted Share Award. Participant shall make full
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payment of such minimum withholding taxes to the Company by check or in a manner permitted by Section 19 of the Plan and Section 5 of this Agreement. In the event that such payment is not made, the Company shall have the right to cause such Participant’s minimum withholding taxes obligation to be satisfied as specified in Section 19 of the Plan and Section 5 of this Agreement.

7. Election to Recognize Gross Income in the Year of Grant. If Participant properly elects within thirty (30) days of the Grant Date to include in gross income for federal income tax purposes an amount equal to the fair market value of the Restricted Share Award on the Grant Date, such Participant shall pay in cash to the Company in the calendar month of such Grant Date, or make arrangements satisfactory to the Committee to pay to the Company, any minimum withholding taxes required to be withheld with respect to such Restricted Share Award.

8. Restriction on Issuance of Shares.

8.1 Legality of Issuance. The Company shall not be obligated to transfer or issue any Restricted Shares pursuant to this Agreement if such transfer or issuance, in the opinion of the Company and the Company’s counsel, would constitute a violation by the Company of any provision of law, including without limitation the provisions of the Securities Act.

8.2 Registration or Qualification of Securities. The Company may, but shall not be required to, register or qualify the transfer or issuance of the Restricted Shares under the Securities Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the transfer or issuance of the Restricted Shares pursuant hereto to comply with any law.

9. Restriction on Transfer. Regardless of whether the transfer or issuance of the Restricted Shares has been registered under the Securities Act or has been registered or qualified under the securities laws of any state, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Restricted Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law.

10. Stock Certificate Restrictive Legends. Stock certificates (which may be in electronic form) evidencing the Restricted Shares may bear such restrictive legends as the Company and the Company’s counsel deem necessary or desirable or appropriate under applicable law or pursuant to this Agreement.

11. Representations, Warranties, Covenants, and Acknowledgments of Participant. Participant hereby agrees that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the Restricted Shares may be conditioned upon the person receiving Restricted Shares making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws or any other law.

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12. Tax Advice. Participant represents, warrants, and acknowledges that the Company has made no warranties or representations to Participant with respect to the income tax consequences of the transactions contemplated by this Agreement, and Participant is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents. The parties agree that the exclusive jurisdiction and venue of any action with respect to this Agreement shall be in the Superior Court for the county in which the principal executive offices of the Company are located, or the United States District Court for the district in which the principal executive offices of the Company are located, and each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for the purpose of such action. The parties agree that service of process in any such action may be effected by delivery of the summons and complaint in a manner provided for delivery of notices set forth herein.

14. Notices. All notices, communications and documents under this Agreement shall be in writing. All notices, communications, and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed to the Company’s principal executive office, Attention: Secretary. The current address of the Company’s principal executive office is:

Robert Half International Inc.
2884 Sand Hill Road
Suite 200
Menlo Park, CA 94025

Unless and until the Company is notified in writing to the contrary, all notices, communications, and documents intended for Participant and related to this Agreement, if not delivered by hand, shall be mailed to Participant’s last known address as shown on the Company’s books or such other address as Participant may specify by notice complying with this section. Notices, communications, and documents not delivered by hand shall be mailed by registered or certified mail, return receipt requested, postage prepaid. All mailings and deliveries related to this Agreement shall be deemed received only when actually received.

15. Binding Effect. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors, and assigns of the parties hereto.

16. Damages. Participant shall be liable to the Company for all costs and damages, including incidental and consequential damages and attorneys’ fees, resulting from Participant’s breach of this Agreement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, each party shall pay its own costs and expenses including, without limitation, all attorneys’ fees.

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17. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each such counterpart were upon a single instrument, and all counterparts shall be deemed an original of this Agreement.

18. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ROBERT HALF INTERNATIONAL INC.

By_________________________________

Participant hereby acknowledges receipt of this Agreement and agrees to be bound by all of the terms and conditions of this Agreement and the Plan.

_________________________________
[Name of Participant]

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APPENDIX 1

20__ Appendix

20___Restricted Share Grant Performance Condition.

The Restricted Share Award shall be subject to the Performance Condition(s), including the adjustment provisions thereof, as determined by the Compensation Committee (the “Committee”) in accordance with the Plan and pursuant to the resolutions adopted by the Committee at its meetings on _______, 20__.

[Insert Specific Performance Conditions of RSA]

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